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                                                                    EXHIBIT 11.2

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                      THREE MONTHS ENDED DECEMBER 31, 1998
                                                  -------------------------------------------
                                                     NUMBER       PERCENT        EQUIVALENT
                                                    OF SHARES    OUTSTANDING       SHARES
                                                  ------------   -----------    ------------
COMMON STOCK
   From Founders' Stock                              2,300,000      100.00%        2,300,000
   Stock Options Exercised                           1,060,225       99.77%        1,057,752
   Preferred Stock Converted to Common Stock        15,310,943      100.00%       15,310,943
   1994 Common Stock Offerings                      11,242,857      100.00%       11,242,857
   1995 Common Stock Offerings                       4,323,874      100.00%        4,323,874
   1996 Common Stock Offering                        6,000,000      100.00%        6,000,000
   Employee Stock Purchase Plan Shares Issued          110,943       81.90%           90,862
   Warrants Exercised                                   49,450      100.00%           49,450
                                                  ------------                  ------------
                                                    40,398,292                    40,375,738

WEIGHTED AVERAGE SHARES OUTSTANDING                                               40,375,738

NET LOSS                                                                        $(14,831,244)

NET LOSS PER SHARE                                                              $      (0.37)
                                                                                ============
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